Exhibit 10.1

August 24, 2005

James W. Guthrie
10214 South Portal Ave
Cupertino, California 95014

Dear Jim,

I am pleased to confirm the offer extended to you to join Tumbleweed Communications Corp. as its Executive Vice President, Products.

1. Duties. You will be responsible for managing all Tumbleweed product development and customer support teams to include any and all added via acquisition. This includes the following job functions: product management, architecture (to include the Chief Technology Officer), engineering, quality assurance, product documentation, hardware operations, and customer support. In addition, you will be a full member of the Executive Committee. You will report directly to the Chief Executive Officer.

2. Compensation.

Salary and Bonus. Your starting salary will be $10,416.67 per semi-monthly pay period, which is equivalent to $250,000.00 on an annualized basis. In addition, and you will be eligible for a quarterly performance bonus with an annual target amount equivalent to fifty percent of your annual salary. The bonus amount to be paid each quarter will be determined after a performance review that will occur after each quarter and will be based upon the achievement of mutually agreed upon objectives that we will establish within 30 days of your start date. All salary and bonus payments are subject to normal withholdings.

Stock Options. As part of your compensation package, subject to the approval of the Board of Directors, you will be granted stock options to purchase 400,000 shares of Tumbleweed common stock. The stock options are subject to a vesting schedule, whereby 25% of the options vest upon completion of one year of employment at Tumbleweed, and the remaining options vest monthly thereafter over a three-year period, for a total vesting period of four years.

Sign On Bonus. You will receive a sign-on bonus of $25,000 less statutory withholdings provided you start on or before September 15, 2005. You agree that this amount will be repaid to Tumbleweed in full, if you resign or are terminated for Cause within the first 12 months of your employment with Tumbleweed. The sign-on bonus will be paid on the September 30, 2005 payroll.

3. Benefits Package. Beginning on the first of the month following full time employment start date, you and your eligible dependents will be able to participate in a comprehensive benefits program including medical, dental and vision insurance.

Additionally, beginning on the first of the month following full time employment start date, you will also be able to participate in other benefits programs, including: Life and AD&D insurance, Short and Long-Term Disability insurance, and an Employee Assistance Program.

You will also be eligible to participate in a 401(k) Plan and Pre-Tax Flexible Benefits Plan. Furthermore, you will be entitled to twenty (20) days of paid time off during your first year, accruing at the rate of 13.33 hours per month from your date of hire, as well other paid holidays. Dates of eligibility for these programs are set forth in the documents governing such plans.

4. Change of Ownership Control. If a Change of Ownership Control occurs during your employment at Tumbleweed, followed within six months by either (i) the termination of your employment by the successor to Tumbleweed for any reason other than Cause or (ii) Constructive Termination, then immediately prior to such termination or Constructive Termination, subject to your delivery of a signed release of claims in a form reasonably satisfactory to the successor to Tumbleweed, you will be entitled to the Severance Arrangement stated in Section 5 ("Termination without Cause"), below.

5. Termination without Cause. If (a) Tumbleweed, or the successor to its assets or business in the event of a Change of Ownership Control, terminates your employment for any reason other than Cause, your death, or Disability, or (b) you terminate your employment following a Constructive Termination, then, subject to your delivery of a signed release of claims in a form reasonably satisfactory to Tumbleweed, you will be entitled to the following severance arrangement (the "Severance Arrangement"): (i) continuation for a period of twelve months of your base salary, paid in accordance with Tumbleweed's payroll practices, (ii) continuation for a period of twelve months of the vesting of your then-outstanding Tumbleweed stock options (except that, in the event that a Change of Ownership Control has occurred, the full acceleration of one year's worth of vesting shall occur instead), and (iii) continuation of your health benefits for twelve months.

6. Termination for Cause. In the event of termination for Cause, you will not be entitled to any such payments, salary, bonus, or benefits.

7. Termination as a result of death or disability. In the event of termination as a result of your death or Disability, subject to the delivery by you or your estate of a signed release of claims in a form reasonably satisfactory to Tumbleweed, you will be entitled to continuation for a period of six months of salary and six months of acceleration of the vesting of your then-outstanding Tumbleweed stock options.

8. Certain Definitions. For purposes of this agreement,

o "Cause" means only: the commission of a felony by you intended to result in your substantial personal enrichment at Tumbleweed's expense, conviction of a crime involving moral turpitude, or willful failure to perform your duties to Tumbleweed, which failure is deliberate, results in injury to Tumbleweed, and continues for more than 15 days after written notice is given to you. For purposes of this definition, no act or omission is considered to have been "willful" unless it was not in good faith and you had knowledge at the time that the act or omission was not in the best interests of Tumbleweed.

o "Change of Ownership Control" means any sale of all or substantially all of Tumbleweed's assets, or any merger, consolidation, or stock sales that results in the holders of Tumbleweed's capital stock immediately prior to such transaction owning less than 50% of the voting power of Tumbleweed's capital stock immediately after such transaction.

o "Constructive Termination" means a material diminution of duties, title, or reporting relationship (as defined in Section 1 of the agreement), a change greater than 25 miles in the location of your designated work place for Tumbleweed, a reduction in base salary, or the failure of any successor to the assets or business through any Change of Ownership Control to fully assume all obligations of Tumbleweed under this agreement.

o "Disability" means an illness, injury or other incapacitating condition as a result of which you are unable to perform your duties at Tumbleweed for any six (6) consecutive months. In any such event, Tumbleweed, in its sole discretion, may terminate your employment by giving you notice of termination for Disability. You agree to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by Tumbleweed from time to time, and any determination as to the existence of a Disability shall be made by a physician selected by Tumbleweed.

9. Proprietary Information. As a condition of employment, you will be required to sign a Proprietary Information and Inventions Agreement. You should also note that, in accordance with federal law, you will be required to demonstrate employment eligibility, which includes verification of your identity and of your authorization to work in the United States.

Tumbleweed requests that you provide documentation on your first day at work and in any event it must be provided to Tumbleweed no later than three (3) business days of your date of hire.

10. At-Will Employment. If you choose to accept this offer, please understand your employment is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, Tumbleweed is free to conclude its at-will employment relationship with you at any time, with or without cause.

Jim, we hope you agree that you have a great contribution to make to Tumbleweed, and that you will find working here a rewarding experience. We look forward to a favorable reply and the opportunity of working with you to create a successful company.

To indicate your acceptance of this offer of employment, please sign and date this confirmation form and return it to Tumbleweed. This letter, along with the Tumbleweed Communications Employee Manual and other policy documents applicable to Tumbleweed employees and the Plan Documents governing the health and welfare benefit plans, all which you will receive shortly, sets forth the terms of your employment with Tumbleweed and supersedes any prior representations or agreements, whether written or oral. The terms and conditions in the Employee Manual and the Plan Documents are subject to change at any time by Tumbleweed, subject to requirements of federal, state or local law. This letter may only be modified by a written agreement signed by you and an officer of Tumbleweed.

This offer will terminate at 5:00 pm on Thursday, August 25, 2005. Please note that if you accept this offer, Tumbleweed plans to disclose your appointment via a press release on or about your start date.



-------------------------------
Craig D. Brennan, CEO
Tumbleweed Communications Corp.



Please indicate acceptance of this offer by returning this form with your signature.

I agree to and accept the enclosed offer of employment with Tumbleweed Communications Corp. I agree that my start date will be no later than September 15, 2005.



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James W. Guthrie       Date